Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

DISTRICT OF MASSACHUSETTS

(EASTERN DIVISION)

)

)
In re
	)	Chapter 11
BIOTRANSPLANT
INCORPORATED,	)	Case No. 03-11585-CJK

Debtor.	)

)

In re	)	Chapter 11

ELIGIX, INC.,	)	Case No. 03-11584-CJK

Debtor.	)

)

ORDER CONFIRMING PLAN

The Debtors and the Official Committee of Unsecured Creditors appointed in the case of BioTransplant Incorporated (the “Creditors’ Committee,” together with the Debtors, the “Plan Proponents”) having filed with this Court the Debtors’ First Amended Joint Chapter 11 Plan dated January 12, 2004 (the “Plan”); the form of the Disclosure Statement Regarding the Debtors’ First Amended Joint Chapter 11 Plan dated January 12, 2004 (the “Disclosure Statement”) having been approved by this Court and, with the Plan annexed, transmitted to the Debtors’ creditors and other parties-in-interest, together with appropriate notice of the deadline for objecting to and voting on the Plan, and of the hearing to consider confirmation of the Plan;

the Université Catholique de Louvain (“UCL”) having filed an objection to confirmation of the Plan (the “Objection”) on March 29, 2004; UCL having agreed to withdraw the Objection based on the Debtors’ agreement to include language in paragraph 5 below; this Court on April 13, 2004 having held a hearing to consider confirmation of the Plan (the “Confirmation Hearing”); based upon the record at such hearing and throughout this case, after due deliberation, and good cause appearing therefore,

THE COURT HEREBY FINDS AND RULES that:

A.             Due, sufficient and adequate notice of the Plan and the Confirmation Hearing, together with the deadlines for voting on, and filing objections to, the Plan has been given to all known holders of claims and/or interests in full compliance with 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”) and with the Federal Rules and Bankruptcy Procedures (the “Bankruptcy Rules”).  No other or further notice is required, and creditors entitled to vote on the Plan were provided sufficient time to cast their ballots to accept or reject the Plan.

B.              The Plan complies with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the local rules of the Court.

C.              The Plan Proponents have proposed the Plan in good faith and not by any means forbidden by law, and have complied with the applicable provisions of the Bankruptcy Code.

D.              All payments made or promised to be made by the Debtors for costs and expenses in connection with the Plan, and incident to these cases, have been approved by, or will be subject to the approval of, this Court as reasonable.

E.              Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that each holder of a priority claim under Section 507 of the Bankruptcy Code will receive, on the effective date of the Plan (the “Effective Date”), treatment of its claim in the manner required by Section 1129(a)(i) of the Bankruptcy Code.

F.              With respect to each impaired class of claims and interests, each holder of a claim of interest of such class either has accepted the Plan, or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

G.              Classes One and Two are unimpaired and, pursuant to Section 1126(f) of the Bankruptcy Code, are deemed to have accepted the Plan.

H.              Class Three is impaired under the Plan.  Class Three has voted to accept the Plan, as reflected by the Certificate of Vote filed with this Court by the Debtors’ counsel in its capacity as ballot agent.

I.               At least one impaired class of claims has accepted the Plan, determined without including any acceptance of the Plan by an insider.

J.               Classes Four and Five, consisting of equity interests in BioTransplant Incorporated, are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.  Such rejection does not preclude confirmation of the Plan, as the Plan is fair and equitable, does not discriminate unfairly, and satisfies the requirements of Section 1129(b)(2)(C)(ii) with respect to Classes Four and Five.

K.              As the Plan is a liquidating plan, confirmation of the Plan is not likely to be followed by the need for liquidation except as provided in the Plan, or for financial reorganization of the Debtors.

L.              All fees payable under 28 U.S.C. Section 1930 have been paid or the Plan provides for the payment on the Effective Date of all such fees that are due and payable on or before the Effective Date.

M.             There are no retiree benefits, as defined in Section 1114 of the Bankruptcy to be provided for in the Plan.

N.              Pursuant to Section 1.22 of the Plan, the Effective Date shall be April 26, 2004, provided that a stay of this Order is not then in effect.

O.              This Court may properly retain jurisdiction over the matters set forth in Sections 5.14 and 8.12 of the Plan.

P.              Any subsidiary findings and conclusions made by this Court on the record at the Confirmation Hearing are incorporated herein by reference.

ACCORDINGLY, IT IS ORDERED, ADJUDGED AND DECREED that:

1.             The Plan is confirmed.

2.             The Plan, this Order and each of their provisions shall be binding upon each creditor of the Debtors and every other party in interest in the cases, whether or not the claim or interest of such creditor or other party in interest is impaired under the Plan and whether or not such creditor or other party in interest has filed, or is deemed to have filed, a proof of claim or interest, or has accepted or is deemed to have accepted the Plan.  The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.  The failure specifically to include or refer to any particular provisions of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

3.             In accordance with Section 2.2 of the Plan, except as may otherwise be agreed by the Plan Trustee and the Office of the United States Trustee, the Plan Trustee shall continue to pay quarterly fees under 28 U.S.C. Section 1930(a)(6) in accordance with Section 8.8 of the Plan until entry of a final decree closing these Chapter 11 cases.

4.             The designation of Keith D. Lowey to serve as Plan Trustee pursuant to Section 5.1 of the Plan is approved and he shall assume full control of the Debtors and their assets on the Effective Date as provided in Section 5.3 of the Plan.  The Plan Trustee is authorized and empowered to issue, execute, deliver, file or record any document or instrument or take any other action, necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, whether or not specifically referred to in the Plan and without further application to or order of the Court, except as specifically required by the Plan.  Section 5.1 of the Plan shall be modified as follows:  The Plan Trustee shall be required to obtain a bond in an amount acceptable to the United States Trustee.

5.             The Amended and Restated License Agreement between UCL and BioTransplant Incorporated dated April 1, 2003 constitutes “intellectual property” within the meaning of Section 5.4 of the Plan.  Accordingly, the Plan Trustee may not assign such agreement except by order of this Court entered pursuant to a motion served upon UCL.  Confirmation of the Plan shall have no effect on UCL’s right to object to any such motion on any basis that would have existed absent such confirmation, which right is hereby expressly preserved.

6.             As provided in Section 5.15 of the Plan, if the Plan Trustee has not completed the liquidation and is not prepared to close the Debtors’ cases twelve months from the Effective Date, the Plan Trustee shall file a status report with the Court and serve a copy on the United

States Trustee and the former members of the Creditors’ Committee, which describes his progress and his estimate of the date the cases will be closed.

7.             Pursuant to Section 8.3 of the Plan, the Debtors will not receive a discharge under Section 1141(d)(3) of the Bankruptcy Code.  Claims that have not been allowed against the Debtors, although not discharged, shall not be entitled to receive any distribution under the Plan or to receive or retain any assets of or owed to the Debtors’ estates whether by way of setoff, recoupment, attachment, levy or otherwise.  For purposes of Section 362(c)(2)(C) of the Bankruptcy Code, the Debtors’ discharges shall be deemed to be denied as of the date that the cases are closed.

8.             The rejection of all executory contracts and unexpired leases of the Debtors not previously assumed pursuant to Order, or expressly assumed pursuant to the Plan, or subject to a pending motion to assume – as in the case of the Debtor’s Motion to Assume Executory Contract with MedImmune, Inc., filed April 2, 2004 – is hereby approved in all respects pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code.

9.             Pursuant to Section 6.2 of the Plan, the first business day after the 30th day following the Effective Date is the last day for holders of unpaid administrative claims to file with this Court a proof of claim for any such administrative claim (or, in the case of compensation and reimbursement of professionals engaged by the Debtors or the Creditors’ Committee and reimbursement of expenses of Creditors’ Committee members, to file with this Court, a fee application or any such claim).  Failure to file and serve the requisite proof of administrative claim (or fee application) timely and properly shall result in the administrative claim being forever barred and discharged.

10.           From and after the Effective Date, the Debtors’ directors and officers shall have no further responsibilities in respect of the Debtors or their Chapter 11 cases, and shall be deemed discharged as directors and officers, provided, however, that each former director or officer of either Debtor shall execute any document reasonably requested by the Plan Trustee on or after the Effective Date to evidence such assumption of authority and control.

11.           Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Plan Trustee shall, promptly after the Effective Date, serve notice of the entry of this Order and of the deadline to file certain claims, substantially in the form annexed hereto as Exhibit “A,” upon all of the Debtors’ known creditors and other parties in interest, including all parties listed on the regular service list in these cases.

12.           Except where this Court has entered an order pursuant to Bankruptcy Rule 3001(e)(2) on or before the Effective Date, where the Plan Trustee has been notified or otherwise determines that a claim may have been or is to be transferred, the Trustee shall send notice to the purported transferor at the address set forth in the proof of claim for such claim or, if none, the address set forth in the Debtors’ schedules of assets and liabilities, unless the Plan Trustee has received notice in writing of a change of address for any such holder, in which case the Plan Trustee shall send notice to the new address.  Such notice shall state that the purported transferor may object to the transfer by written communication received by the Plan Trustee within 20 days.  If the Plan Trustee does not receive any such objection from the purported transferor within 20 days from the date of service, the Plan Trustee shall treat the transferee as the holder of the claim for all purposes.

13.           This Court shall retain jurisdiction for the purposes set forth in Section 5.14 and 8.12 of the Plan.

ORDERED this 13th day of April, 2004 at Boston, Massachusetts.

/s/ Henry J. Boroff
Henry J. Boroff
United States Bankruptcy Judge

EXHIBIT “A”

UNITED STATES BANKRUPTCY COURT
DISTRICT OF MASSACHUSETTS
(EASTERN DIVISION)

)

)
In re
	)	Chapter 11
BIOTRANSPLANT
INCORPORATED,	)	Case No. 03-11585-CJK

Debtor.	)

)

In re	)	Chapter 11

ELIGIX, INC.,	)	Case No. 03-11584-CJK

Debtor.	)

)

NOTICE OF ENTRY OF ORDER CONFIRMING THE

DEBTORS AMENDED PLAN OF REORGANIZATION

AND OF DEADLINE FOR FILING CERTAIN CLAIMS

PLEASE TAKE NOTICE that:

1.             Confirmation of Plan.  By order dated                , 2004 (the “Order”), the United States Bankruptcy Court for the District of Massachusetts (Eastern Division) (the “Court”) confirmed the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization Dated January 12, 2004 (the “Plan”).  The effective date of the Plan (the “Effective Date”) occurred on                , 2004.

2.             Deadline for Administrative Claims.  Any claim against BioTransplant Incorporated or Eligix, Inc. arising on or after February 27, 2003 and still outstanding on                , 2004 (a “Postpetition Claim”) shall be forever barred unless it is the subject of a proof of claim (or, as appropriate, a fee application) filed with the Clerk of the Bankruptcy Court, 1101 Thomas P. O’Neill Federal Office Building, 10 Causeway Street, Boston, Massachusetts 02222-1074 on or before                , 2004 (the “Postpetition Bar Date”).

Dated: , 2004
[signature of Plan Trustee or counsel]

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